     As filed with the Securities and Exchange Commission on October 3, 2006
                                                      Registration No. 333-_____
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   NUCO2 INC.
             (Exact Name of Registrant as Specified in Its Charter)

            FLORIDA                                    65-0180800
(State or Other Jurisdiction of                     (I.R.S. Employer
Incorporation or Organization)                   Identification Number)

                             2800 S.E. MARKET PLACE
                              STUART, FLORIDA 34997
               (Address of principal executive offices) (zip code)

               --------------------------------------------------

                         2005 EMPLOYEE STOCK OPTION PLAN
                  2005 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN
                   2005 EXECUTIVE MANAGEMENT STOCK OPTION PLAN
                      OPTIONS GRANTED TO CERTAIN DIRECTORS
                           (Full Titles of the Plans)

               --------------------------------------------------

                             ERIC M. WECHSLER, ESQ.
                                 GENERAL COUNSEL
                                   NUCO2 INC.
                             2800 S.E. MARKET PLACE
                              STUART, FLORIDA 34997
                     (Name and Address of Agent for Service)
                                 (772) 221-1754
                   (Telephone Number, Including Area Code, of
                               Agent for Service)

               --------------------------------------------------

                                      CALCULATION OF REGISTRATION FEE
=========================================================================================================
                               Amount to be     Proposed Maximum       Proposed Maximum       Amount of
     Title of Each Class of     Registered     Offering Price per     Aggregate Offering     Registration
  Securities to be Registered     (1)(2)             Share                  Price                Fee
---------------------------------------------------------------------------------------------------------
Common shares, $.001 par          852,000            $27.14(3)         $23,119,020.00        $2,473.74
value per share: shares           shares
authorized and reserved
for issuance
---------------------------------------------------------------------------------------------------------
Common shares, $.001 par        1,116,000            $24.56(4)         $27,408,960.00        $2,932.76
value per share: shares           shares
subject to outstanding
options
=========================================================================================================

(1)  Pursuant to Rule 416 of the Securities Act of 1933, as amended (the
     "Securities Act"), this registration statement also registers such indeterminate number of additional shares of common stock that may be offered pursuant to the anti-dilution provisions set forth in the 2005
     Employee Stock Option Plan, the 2005 Non-Employee Directors Stock Option
     Plan, the 2005 Executive Management Stock Option Plan and options granted to certain directors (collectively, the "Plans").

(2)  Each share is accompanied by a preferred stock purchase right pursuant to the Rights Agreement, dated as of March 27, 2003, between the Registrant and Continental Stock Transfer and Trust Company (the "Rights Agreement").
     Until the occurrence of certain events specified in the Rights Agreement, these rights are not exercisable, are evidenced by the certificates for the common shares and are transferred solely with the common shares. The value attributable to these rights, if any, is reflected in the value of the common shares, and, accordingly, no separate fee is paid.
(3)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act on the basis of the average of the high and low prices reported for the common shares of the
     Registrant on the Nasdaq Global Market on September 28, 2006.
(4)  Pursuant to Rule 457(h)(1) under the Securities Act, calculated on the basis of the weighted average exercise price of outstanding options to purchase common shares under the Plans.

                                EXPLANATORY NOTES

         NuCO2 Inc. has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the
"Securities Act"), to register 1,968,000 of our common shares, $0.001 par value per share, issuable under our 2005 Employee Stock Option Plan, 2005 Non-Employee
Directors Option Plan, 2005 Executive Management Stock Option Plan and options granted to certain non-employee directors, which we refer to collectively as the
Plans.

         This Form S-8 includes a reoffer prospectus prepared in accordance with
Part I of Form S-3 under the Securities Act. The reoffer prospectus may be utilized for reoffers and resales of our common shares acquired pursuant to the
Plans by selling shareholders who may be deemed "affiliates" (as such term is defined in Rule 405 Securities Act) of the company.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         We will provide documents containing the information specified in Part
1 of Form S-8 to employees as specified by Rule 428(b)(1) under the Securities
Act. Pursuant to the instructions to Form S-8, we are not required to file these documents either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

                                       i

                                 308,000 SHARES
                                   NUCO2 INC.
                                  COMMON SHARES

         This prospectus relates to the reoffer and resale by certain selling shareholders of our common shares that may be issued by us to the selling shareholders upon the exercise of stock options granted under our stock option plans or pursuant to other grants of stock options to non-employee directors. We have not previously registered the offer and sale of the shares to the selling shareholders. This prospectus also relates to certain underlying options that have not as of this date been granted. If and when such options are granted to persons required to use the prospectus to reoffer and resell the shares underlying such options, we will distribute a prospectus supplement. The shares are being reoffered and resold for the account of the selling shareholders. We will not receive any of the proceeds from the resale of the shares.

         The selling shareholders have advised us that the resale of their shares may be effected from time to time in one or more transactions on the
Nasdaq Global Market, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated. See "Plan of Distribution." We will bear all expenses in connection with the preparation of this prospectus.

         Our common shares are listed on the Nasdaq Global Market under the symbol "NUCO." The last reported sale price for our common shares on October 2,
2006 was $26.07 per share.

         Our principal executive offices are located at 2800 S.E. Market Place,
Stuart, FL 34997, and our telephone number is (772) 221-1754.

--------------------------------------------------------------------------------

     INVESTING IN THE COMMON SHARES INVOLVES RISKS THAT ARE DESCRIBED IN THE
         "RISK FACTORS" SECTION BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is October 3, 2006.

         You should rely only on the information contained in this prospectus.
We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders will not make an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our common stock. The information contained in the documents incorporated by reference in this prospectus is accurate as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

                           INCORPORATION BY REFERENCE

         The following documents filed by us with the SEC are incorporated by reference in this prospectus:

         (1) Our Annual Report on Form 10-K for the year ended June 30, 2006;

         (2) Our Current Report on Form 8-K, filed September 21, 2006;

         (3) The description of our common shares contained in our Registration
             Statement on Form 8-A dated December 11, 1995 filed pursuant to
             Section 12(g) of the Securities Exchange Act of 1934, as amended
             (the "Exchange Act"); and

         (4) The description of our preference share purchase rights related to our common shares contained in our Registration Statement on Form
             8-A dated March 28, 2003 filed pursuant to Section 12(g) of the
             Exchange Act.

         All documents subsequently filed with the SEC by us pursuant to
Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

         You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing or telephoning us at the following address:

                                   NuCO2 Inc.
                             2800 S.E. Market Place
                              Stuart, Florida 34997
                              Attn: General Counsel

                                   THE COMPANY

         We believe we are the leading provider of bulk CO2 systems and bulk CO2 for carbonating fountain beverages in the United States based on the number of bulk CO2 systems leased to customers and the only company in our industry to operate a national network of bulk CO2 service locations. We provide a comprehensive range of services, including bulk CO2 system installation and maintenance, bulk CO2 delivery and dedicated in-house technical support on a nationwide basis. We are the only national provider of beverage-grade bulk CO2, a premium grade CO2, which is increasingly required by our customers for carbonating fountain beverages. Many of our customers are major national and regional restaurant and convenience store chains, movie theater operators, theme parks, resorts and sports venues, including McDonald's, Burger King, Subway,
Taco Bell, Pizza Hut, 7-Eleven, Loews Cineplex, Six Flags, Walt Disney World and
Madison Square Garden. As of June 30, 2006, we operated a national network of
125 service locations servicing approximately 113,000 customer locations in 45 states.

         Bulk CO2 systems store CO2 in liquid form and convert the liquid product to gaseous CO2 on demand. Gaseous CO2 is the necessary ingredient for beverage carbonation, which is a critical component of our customers' fountain beverage product. We install bulk CO2 systems at the customer's site, refill them on a regular basis and perform periodic maintenance to provide a constant supply of bulk CO2 with consistent quality. Prior to the commercial introduction of bulk CO2 systems in 1986, high pressure cylinders were the primary method for carbonating fountain beverages. High pressure cylinders containing gaseous CO2 can weigh up to 155 pounds, require specialized handling skills and must be returned to the supplier when empty, although they may be less expensive than bulk CO2 systems for low volume users of CO2. Bulk CO2 systems typically store sufficient CO2 to replace at least 10 high pressure cylinders, and have clear advantages over high pressure cylinders, including:

         >>       consistent and improved beverage quality,

         >>       increased product yields,

         >>       no cylinder handling or storage requirements,

         >>       elimination of downtime and product waste during high pressure cylinder changeovers, and

         >>       enhanced safety for both the supplier and the customer.

         Today, the majority of our growth is driven by the conversion of high pressure cylinder users to bulk CO2 systems, competitor acquisitions and new outlet openings. Our ability to grow is dependent on the success of our marketing efforts to acquire new customers and their acceptance of bulk CO2 systems as a replacement for high pressure cylinders.

         Our common shares are traded on the Nasdaq Global Market under the symbol "NUCO" We have been a public company since December 1995. We will not receive any of the proceeds from the resale of the shares.

         We are a Florida corporation, incorporated in 1990. Our principal executive offices are located at 2800 S.E. Market Place, Stuart, Florida 34997, and our telephone number is (772) 221-1754. We maintain our corporate web site at WWW.NUCO2.COM. We have not incorporated by reference into this prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus.

                                  RISK FACTORS

INVESTING IN OUR COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD
CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT
DECISION. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION AVAILABLE, INCLUDING
OUR FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED, AND INCORPORATED BY
REFERENCE, INTO THIS PROSPECTUS. ANY OF THE RISKS DESCRIBED BELOW COULD RESULT
IN A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF
OPERATIONS. THE TRADING PRICE OF OUR COMMON SHARES COULD DECLINE DUE TO ANY OF
THESE RISKS, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS AND OUR INDUSTRY

OUR INABILITY TO MANAGE OUR GROWTH MAY OVEREXTEND OUR MANAGEMENT AND OTHER
RESOURCES, CAUSING INEFFICIENCIES, WHICH MAY ADVERSELY AFFECT OUR OPERATING
RESULTS.

         We intend to continue to expand our operations aggressively. We may be unable to:

         >>  manage effectively the expansion of our operations;

         >>  implement and develop our systems, procedures or controls;

         >>  adequately support our operations;

         >>  achieve and manage the currently projected installations of bulk
             CO2 systems; or

         >>  maintain our superior level of customer service.

         If we are unable to manage our growth effectively, our business, financial condition and results of operations and our ability to service our indebtedness could be seriously harmed. The growth in the size and scale of our business has placed, and we expect it will continue to place, significant demands on our personnel and operating systems. Any additional expansion may further strain management and other resources. Our ability to manage our growth effectively will depend on our ability to:

         >>  improve our operating systems;

         >>  expand, train and manage our employee base; and

         >>  develop additional service capacity.

OUR FUTURE OPERATING RESULTS ARE UNCERTAIN DESPITE THE GROWTH RATE IN OUR
REVENUES AND STRONG BACKLOG.

         You should not consider growth rates in our revenues to be indicative of growth rates in our operating results. In addition, you should not consider prior growth rates in our revenues to be indicative of future growth rates in our revenues. The timing and amount of future revenues will depend almost entirely on our ability to obtain agreements with new customers to install bulk
CO2 systems and use our services, and on our ability to increase the density of our customer base for our existing service locations in order to allow for increased absorption of our fixed costs. Our future operating results will depend on many factors, including:

         >>  the level of product and price competition;

         >>  our ability to manage growth;

         >>  our ability to hire additional employees; and

         >>  our ability to control costs.

         As of June 30, 2006, we had a signed contractual backlog of approximately 5,700 new customer accounts awaiting activation. However, this backlog is not necessarily indicative of future growth rates in our operating results, which will depend in part on our ability to implement new customer agreements. Additionally, these agreements may be subject to modification or termination prior to implementation or may not be implemented for a significant period of time due to customers' prior contractual commitments.

WE LACK PRODUCT DIVERSITY, AND OUR BUSINESS DEPENDS ON CONTINUED MARKET
ACCEPTANCE BY THE FOUNTAIN BEVERAGE MARKET OF OUR BULK CO2 SYSTEMS AND CONSUMER
PREFERENCE FOR CARBONATED BEVERAGES.

         We depend on continued market acceptance of our bulk CO2 systems by the fountain beverage market, which accounts for substantially all of our revenues.
Unlike many of our competitors for whom bulk CO2 is a secondary business, we have no material lines of business other than the leasing of bulk CO2 systems and the sale of bulk CO2. We currently do not anticipate diversifying into other product or service lines in the future. Although conversion from high pressure cylinders to bulk CO2 systems represents a continued opportunity for growth in the bulk CO2 market, total demand for CO2 is limited because the fountain beverage market is mature. Our ability to grow is dependent upon the success of our marketing efforts to acquire new customers and their acceptance of bulk CO2 systems as a replacement for high pressure cylinders. While the fountain beverage market to date has been receptive to bulk CO2 systems, we cannot be certain that the operating results of our installed base of bulk CO2 systems will continue to be favorable or that past results will be indicative of future market acceptance of our services. In addition, any recession experienced by the fountain beverage market or any significant shift in consumer preferences away from carbonated beverages to other types of beverages would result in a loss of revenues, which would adversely affect our financial condition and results of operations and our ability to service our indebtedness.

WE HAVE SUBSTANTIAL INDEBTEDNESS AND OUR OBLIGATION TO SERVICE THAT INDEBTEDNESS
COULD DIVERT FUNDS FROM OPERATIONS AND LIMIT OUR ABILITY TO OBTAIN ADDITIONAL
FUNDING TO EXPAND OUR BUSINESS.

         As of June 30, 2006, we had outstanding indebtedness of approximately
$35.5 million under our revolving credit facility.

         If we are unable to generate sufficient cash flow to service our indebtedness, we will have to:

         >>  reduce or delay planned capital expenditures;

         >>  sell assets;

         >>  restructure or refinance our indebtedness; or

         >>  seek additional equity capital.

         We are uncertain whether any of these strategies can be effected on satisfactory terms, if at all, particularly in light of our indebtedness. In addition, the extent to which we continue to have indebtedness could have significant consequences, including:

         >>  our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and other general corporate purposes may be materially limited or impaired;

         >>  a substantial portion of our cash flow from operations may need to be dedicated to the payment of principal and interest on our indebtedness and therefore may not be available to finance our business; and

         >>  our high degree of indebtedness may make us more vulnerable to economic downturns, limit our ability to withstand competitive pressures or reduce our flexibility in responding to changing business and economic conditions.

         Our revolving credit facility requires that we comply with financial and business covenants. If we fail to maintain these covenants, our lender could declare us in default and demand repayment of our indebtedness if this default were not cured or waived. At various times in the past, we have been unable to meet certain covenants and have had to obtain waivers or modifications of terms from our lenders. In addition, the conditions that the revolving credit facility place on the amount of debt we can incur, our level of liquidity and our cash flows may have a negative effect on our ability to grow our business.

IMPLEMENTING OUR ACQUISITION STRATEGY INVOLVES RISKS AND OUR FAILURE TO
SUCCESSFULLY IMPLEMENT THIS STRATEGY COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR
BUSINESS.

         One of our key strategies is to grow our business by selectively pursuing acquisitions of bulk CO2 customer accounts. Since 1995, we have acquired more than 30,000 bulk CO2 customer accounts, and we are continuing to actively pursue additional acquisition opportunities. Acquisitions involve risks, including those relating to:

         >>  identification of appropriate acquisition candidates or negotiation of acquisitions on favorable terms and valuations;

         >>  integration of acquired bulk CO2 customer accounts;

         >>  implementation of proper business and accounting controls;

         >>  ability to obtain financing, on favorable terms or at all;

         >>  diversion of management attention;

         >>  retention of bulk CO2 customers;

         >>  maintaining our superior level of customer service as we continue to grow; and

         >>  unexpected costs, expenses and liabilities.

         Our growth strategy may affect short-term cash flow and net income as we expend funds, increase indebtedness and incur additional expenses in connection with pursuing acquisitions of bulk CO2 customer accounts. We experienced some of the risks described above following prior acquisitions of bulk CO2 customer accounts. As a result, we were unable to manage our growth effectively and our customer service levels declined. As a result, our business suffered. If we are not able to identify or acquire bulk CO2 customer accounts consistent with our growth strategy or if we fail to integrate any acquired bulk
CO2 customer accounts into our operations successfully, we may not achieve anticipated increases in revenue, costs savings and economies of scale, and our operating results may be adversely affected.

THE FOUNTAIN BEVERAGE CARBONATION MARKET IS HIGHLY COMPETITIVE, AND OUR
INABILITY TO RESPOND TO VARIOUS COMPETITIVE FACTORS MAY RESULT IN A LOSS OF
CURRENT CUSTOMERS AND A FAILURE TO ATTRACT NEW CUSTOMERS.

         The fountain beverage carbonation market is highly competitive. We primarily compete on a regional and local basis with several direct competitors.
We cannot be certain that these competitors will not substantially increase their installed base of bulk CO2 systems and expand their service nationwide, provide customer service superior to ours or reduce the price of their services below our prices. As there are no major barriers to entry with respect to the delivery of bulk CO2 on a local or regional basis, we also face the risk of a well-capitalized competitor's entry into our existing or future local or regional markets. In addition, we compete with numerous distributors of bulk and high pressure CO2, including:

         >>  industrial gas and welding supply companies;

         >>  specialty gas companies;

         >>  restaurant and grocery supply companies; and

         >>  fountain supply companies.

         These suppliers vary widely in size. Some of our competitors may have significantly greater financial, technical or marketing resources than we do.
Our competitors might succeed in developing technologies, products or services that are superior, less costly or more widely used than those that we have or are developing or that would render our technologies or products obsolete or uncompetitive. In addition, competitors may have an advantage over us with customers who prefer dealing with one company that can supply bulk CO2 as well as fountain syrup. We cannot be certain that we will be able to compete effectively with current or future competitors.

WE DEPEND ON THE CONTINUED CONTRIBUTIONS OF OUR EXECUTIVE OFFICERS AND OTHER KEY
MANAGEMENT, EACH OF WHOM WOULD BE DIFFICULT TO REPLACE.

         Our future success depends to a significant degree upon the continued
contributions of our senior management and our ability to attract and retain other highly qualified management personnel. We face competition for management from other companies and organizations. Therefore, we may not be able to retain our existing management personnel or fill new management positions or vacancies created by expansion or turnover at our existing compensation levels. We have entered into executive employment agreements with key members of senior management. The employment agreements with our chief executive officer, chief financial officer, chief operating officer and chief customer officer expire in
June 2009, October 2008, May 2007 and June 2009, respectively. We do not have
"key-person" insurance on the lives of any of our key officers or management personnel to mitigate the impact to our company that the loss of any of them would cause. Specifically, the loss of any of our executive officers would disrupt our operations and divert the time and attention of our remaining officers. Additionally, failure to attract and retain highly qualified management personnel would damage our business prospects.

AS WE ARE DEPENDENT ON THIRD-PARTY SUPPLIERS, WE MAY HAVE DIFFICULTY FINDING
SUITABLE REPLACEMENTS TO MEET OUR NEEDS IF THESE SUPPLIERS CEASE DOING BUSINESS
WITH US.

         We do not conduct manufacturing operations and depend, and will continue to depend, on outside parties for the manufacture of bulk CO2 systems and components. We intend to significantly expand our installed base of bulk CO2 systems. Our expansion may be limited by the manufacturing capacity of our third-party manufacturers. Manufacturers may not be able to meet our manufacturing needs in a satisfactory and timely manner. If there is an unanticipated increase in demand for bulk CO2 systems, we may be unable to meet such demand due to manufacturing constraints. We purchase bulk CO2 systems from
Chart Industries, Inc. and Harsco Corporation, the two major manufacturers of bulk CO2 systems. Should either manufacturer cease manufacturing bulk CO2 systems, we would be required to locate additional suppliers. We may be unable to locate alternate manufacturers on a timely basis or negotiate the purchase of bulk CO2 systems on favorable terms. A delay in the supply of bulk CO2 systems could cause potential customers to delay their decision to purchase our services or to choose not to purchase our services. This would result in delays in or loss of future revenues.

         In addition, we purchase CO2 for resale to our customers. In May 1997, we entered into an exclusive bulk CO2 requirements contract with The BOC Group,
Inc. In the event that BOC is unable to fulfill our requirements, we would have to locate additional suppliers. A delay in locating additional suppliers or our inability to locate additional suppliers would result in loss of revenues, which would adversely affect our financial condition and results of operations and our ability to service our indebtedness.

WE ARE DEPENDENT ON THE PRICING AND AVAILABILITY OF CO2 AND SHORTAGES OR
INCREASES IN THE PRICE OF CO2 OR OTHER RAW MATERIALS COULD INCREASE OUR COSTS OF
GOODS SOLD, REDUCE OUR PROFITS AND MARGINS AND ADVERSELY AFFECT OUR OPERATIONS.

         Our principal raw material is CO2, which is a commodity product. We purchase our CO2 for resale from The BOC Group, Inc. under an exclusive requirements contract expiring in 2012 which provides for annual adjustments in the purchase price for bulk CO2 based upon changes in the Producer Price Index for Chemical and Allied Products or increases in the price of bulk CO2 purchased by BOC's large, multi-location beverage customers in the United States, whichever is less.

         Steel is used in the manufacture of our bulk CO2 tanks. We purchase our tanks from manufacturers under agreements, the terms of which are renegotiated on an annual basis. Hot roll steel prices increased significantly during fiscal
2006. Future increases in steel prices may result in higher prices for the CO2 tanks we must purchase.

         Our business also depends on our ability to deliver CO2 to our customers through specialized CO2 delivery vehicles. There have been significant increases in fuel costs in recent years. Continued high fuel costs or further increases and our inability to pass on increases to our customers could reduce our profits and margins.

         Increases in the prices of CO2, bulk CO2 tanks and fuel, including increases that may occur as a result of shortages, duties or other restrictions, could increase our cost of sales and reduce profits and margins. We cannot assure you that shortages or increases in the prices of our raw materials or fuel will not have an adverse effect on our financial condition and results of operations.

OUR OPERATING RESULTS MAY FLUCTUATE DUE TO SEASONALITY BECAUSE CONSUMERS TEND TO
DRINK FEWER QUANTITIES OF CARBONATED BEVERAGES DURING THE WINTER MONTHS.

         Demand for CO2 in times of cold or inclement weather is lower than at other times. Based on historical data and expected trends, we anticipate that revenues from the delivery of CO2 will be highest in our first quarter and lowest in our third quarter. As a result, we expect our quarterly results of operations to continue to experience variability from quarter to quarter in the future.

OUR OPERATING RESULTS ARE AFFECTED BY RISING INTEREST RATES SINCE MORE OF OUR
CASH FLOW WILL BE NEEDED TO SERVICE OUR INDEBTEDNESS.

         The interest rate on our revolving credit facility fluctuates with market interest rates, resulting in greater interest costs in times of rising interest rates. Consequently, our earnings, cash flows and profitability are sensitive to changes in interest rates. High interest rates could also affect our ability to service our indebtedness. To the extent that we cannot generate sufficient cash flows to make interest payments on time, our lender could declare us in default and demand repayment of our indebtedness, which could have a negative effect on our financial condition.

OUR INSURANCE POLICIES MAY NOT COVER ALL OPERATING RISKS, AND A CASUALTY LOSS
BEYOND OUR COVERAGE COULD NEGATIVELY IMPACT OUR BUSINESS.

         Our operations are subject to all of the operating hazards and risks normally incidental to handling, storing and transporting CO2. CO2 is classified as a hazardous material and can cause serious injuries such as frostbite and asphyxiation that may result in, and have in the past resulted in, serious injury or death to our employees and other persons. We maintain insurance policies in such amounts and with such coverages and deductibles that we believe are reasonable and prudent. However, we cannot assure you that our insurance will be adequate to protect us from all liabilities and expenses that may arise from claims for personal injury or death or property damage arising in the ordinary course of business or that current levels of insurance will be maintained or available at economical prices. If a significant liability claim is brought against us that is not covered by insurance, we may have to pay the claim with our own funds and our financial condition and ability to service our indebtedness could be seriously harmed.

OUR BUSINESS AND FACILITIES ARE SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION,
WHICH MAY INCREASE OUR COST OF DOING BUSINESS. IN ADDITION, FAILURE TO COMPLY
WITH THESE REGULATIONS MAY SUBJECT US TO FINES, PENALTIES AND/OR INJUNCTIONS
THAT MAY ADVERSELY AFFECT OUR OPERATING RESULTS.

         Our business and facilities are subject to federal, state and local laws and regulations adopted for the use, storage and handling of CO2, the protection of the environment, the health and safety of our employees and users of our products and services. Among these environmental laws are rules by which a current or previous lessee may be liable for the costs of investigation, removal or remediation of hazardous materials at such property. In addition, these laws typically impose liability regardless of whether the lessee knew, or was responsible for, the presence of any hazardous materials. Persons who arrange for the disposal or treatment of hazardous materials may be liable for the costs of investigation, removal or remediation of such substances at the disposal or treatment site, regardless of whether the affected site is owned, leased or operated by them.

         As we lease a number of service locations that may store, handle or arrange for the disposal of various hazardous materials, we may incur costs for investigation, removal and remediation, as well as capital costs, associated with compliance with environmental laws. Although environmental costs have not been material in the past, we cannot be certain that these matters, or any similar liabilities that arise in the future, will not exceed our resources, nor can we completely eliminate the risk of accidental contamination or injury from these materials. The transportation of bulk CO2 is also subject to regulation by various federal, state and local agencies, including the U.S. Department of
Transportation. These regulatory authorities have broad powers, and we are subject to regulatory and legislative changes that can affect the economics of our industry by requiring changes in operating practices or influencing the demand for and the cost of providing services. A significant increase in the cost of our operations resulting from changing governmental regulations could adversely affect our profitability.

                                       10

WE MAY BE LIMITED IN OUR ABILITY TO OFFSET FUTURE INCOME WITH OUR NET OPERATING
LOSS CARRYFORWARDS.

         We have net operating loss carryforwards for federal and state income tax purposes. If we undergo an ownership change in the future as described in
Section 382 of the Internal Revenue Code, our ability to use those net operating losses to offset future income may be limited. This will have the effect of reducing our after-tax cash flow in future years.

RISKS RELATED TO OUR COMMON SHARES

THE MARKET PRICE OF OUR COMMON SHARES HAS BEEN AND MAY CONTINUE TO BE VOLATILE
AND MAY DECLINE REGARDLESS OF OUR OPERATING PERFORMANCE.

         Our common share price has fluctuated substantially since our initial public offering in December 1995. Our common share sales price reached a 52-week high of $32.17 on January 27, 2006. There can be no assurance that the market price for our common shares will remain at its current level and a decrease in the market price could result in substantial losses for investors.

         The market price of our common shares may be significantly affected by the following factors:

         >>  announcements of technological innovations or new products or services by us or our competitors;

         >>  trends and fluctuations in the use of bulk CO2 systems;

         >>  timing of bulk CO2 systems installations relative to financial reporting periods;

         >>  release of securities analysts reports;

         >>  operating results below expectations;

         >>  changes in, or our failure to meet, financial estimates by securities analysts;

         >>  our business prospects as perceived by others;

         >>  market reaction to any acquisition, joint ventures, strategic investments or alliances announced by us or our competitors;

         >>  industry developments;

         >>  market acceptance of bulk CO2 systems;

         >>  decrease in the safety record in the use of bulk CO2 systems;

         >>  economic and other external factors; and

         >>  period-to-period fluctuations in our financial results.

                                       11

         The volatility in our share price as a result of any of the factors described above, many of which are beyond our control, could result in substantial or total losses for investors.

         The securities markets have also experienced significant price and volume fluctuations from time to time that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common shares. In addition, because the daily trading volume in our common shares has from time to time been light, investors may not be able to sell our common shares on favorable terms or in the volume and at the times desired.

WE DO NOT INTEND TO PAY DIVIDENDS FOR THE FORESEEABLE FUTURE.

         We have never declared or paid any cash dividends on our common shares.
We currently intend to retain any future earnings for funding growth.

WE MAY ISSUE PREFERRED STOCK WHICH COULD LIMIT INVESTORS' ABILITY TO ACQUIRE OUR
COMMON SHARES AND AFFECT OUR MARKET PRICE.

         Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock. Our articles of incorporation currently authorize
5,000 shares of Series A 8% cumulative convertible preferred stock, 2,500 shares on Series B 8% cumulative convertible preferred stock and 200,000 shares of
Series C participating preferred stock. No shares of preferred stock are currently issued and outstanding. If we designate or issue a series of preferred stock, it will create additional securities that will have dividend and liquidation preferences over the common shares. If we issue convertible preferred stock, a subsequent conversion may dilute the current shareholders'
interest. Without any further vote or action on the part of the shareholders, our board of directors will have the authority to determine the price, rights, preferences, privileges and restrictions of the preferred stock. Although issuing preferred stock could provide us with flexibility in connection with possible acquisitions and other corporate purposes, the issuance may make it more difficult for a third party to acquire a majority of our outstanding voting stock, which could limit the price investors are willing to pay for our common shares.

OUR CHARTER'S ANTI-TAKEOVER PROVISIONS AND FLORIDA LAW COULD RESTRICT AN
INVESTOR'S ABILITY TO PURCHASE OUR COMMON SHARES AT A FAVORABLE PRICE AND AFFECT
OUR MARKET VALUE.

         We have adopted a shareholder rights plan that may prevent a change in control or sale of us in a manner or on terms not approved by the board of directors. In addition, our articles of incorporation provide for a classified board of directors. This structure may significantly extend the time required to effect a change in control of the board of directors and may discourage hostile takeover bids for us. It could take at least two annual meetings for even a majority of shareholders to make a change in control of the board of directors because only a minority of the directors is scheduled to be elected at each meeting. Without the ability to easily obtain immediate control of the board of directors, a takeover bidder may not be able to take action to remove other impediments to acquiring us.

         We are also subject to several anti-takeover provisions that apply to public corporations organized under Florida law. These provisions generally require that certain transactions between a corporation and a holder of more than 10% of its outstanding voting securities must be approved by a majority of

                                       12

disinterested directors or the holders of two-thirds of the voting shares not beneficially owned by an "interested shareholder." Additionally, "control shares" (shares acquired in excess of certain specified thresholds) acquired in specified control share acquisitions have voting rights only to the extent conferred by resolution approved by shareholders, excluding holders of shares defined as "interested shares."

         A Florida corporation may opt out of the Florida anti-takeover laws if its articles of incorporation or, depending on the provision in question, its bylaws so provide. We have not opted out of the provisions of the anti-takeover laws. Consequently, these laws could prohibit or delay a merger or other takeover or change of control and may discourage attempts by other companies to acquire us.

FUTURE SALES OF SHARES MAY ADVERSELY AFFECT OUR SHARE PRICE SINCE ANY INCREASE
IN THE AMOUNT OF OUTSTANDING SHARES MAY HAVE A DILUTIVE EFFECT ON OUR SHARES.

         If our shareholders sell substantial amounts of our common shares in the public market, the market price of our common shares could fall. These sales could be due to shares issued upon exercise of outstanding options. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. At June
30, 2006, we had granted options to purchase an aggregate of 2,351,940 common shares at a weighted-average exercise price of $19.52 per share. We cannot assure you that substantial sales of our common stock resulting from the exercise of stock options will not dilute our common shares or lower our share price.

COMPLIANCE WITH CHANGING REGULATION OF CORPORATE GOVERNANCE AND PUBLIC
DISCLOSURE MAY RESULT IN ADDITIONAL EXPENSES.

         Keeping abreast of, and in compliance with, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and Nasdaq Global Market rules, will require an increased amount of management attention and external resources. We intend to continue to invest all reasonably necessary resources to comply with evolving standards, which may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

IF WE ARE UNABLE TO FAVORABLY ASSESS THE EFFECTIVENESS OF OUR INTERNAL CONTROLS
OVER FINANCIAL REPORTING, OR IF OUR INDEPENDENT AUDITORS ARE UNABLE TO PROVIDE
AN UNQUALIFIED ATTESTATION REPORT ON OUR ASSESSMENT OUR STOCK PRICE COULD BE
ADVERSELY AFFECTED.

         Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, our
management has been required to report on, and our independent auditors to attest to, the effectiveness of our internal controls over financial reporting on an annual basis since June 30, 2005. The rules governing the standards that must be met for management to assess our internal controls over financial

                                       13

reporting are new and complex, and require significant documentation, testing and possible remediation. We will likely continue to incur increased expenses and require the devotion of significant management and other internal resources.
We may encounter problems or delays in implementing any changes necessary to make a favorable assessment of our internal controls over financial reporting.
In addition, in connection with the attestation process by our independent auditors, we may encounter problems or delays in completing the implementation of any requested improvements and receiving a favorable attestation. If we cannot favorably assess the effectiveness of our internal controls over financial reporting, or if our independent auditors are unable to provide an unqualified attestation report on our assessment, investor confidence and our share price could be adversely affected.

SECURITIES ANALYSTS MAY NOT CONTINUE OR INITIATE COVERAGE OF OUR COMMON SHARES
OR MAY ISSUE NEGATIVE REPORTS, AND THIS MAY HAVE A NEGATIVE IMPACT ON OUR COMMON
SHARES' MARKET PRICE.

         There is no assurance that securities analysts will continue to publish research reports on us. If securities analysts do not, this lack of research coverage may adversely affect the market price of our common stock. Rules mandated by the Sarbanes-Oxley Act of 2002, and a global settlement reached between the SEC, other regulatory agencies and a number of investment banks in
April 2003, has led to a number of fundamental changes in how analysts are reviewed and compensated. In particular, many investment banking firms are now required to contract with independent financial analysts for their stock research. It may be difficult for companies with smaller market capitalizations, including us, to attract independent financial analysts who will cover our common shares, which could have a negative effect on our market price.

         The trading market for our common shares will rely in part on the research and reports that industry or financial analysts publish about us or our business. If one or more of the analysts who cover us downgrades our stock, our stock price could decline rapidly. If one or more of these analysts ceases coverage of us, we could lose visibility in the market, which in turn could cause our stock price to decline.

                                       14

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and the documents that are incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section
27A of the Securities Act of 1933, as amended, Section 21E of the Securities
Exchange Act of 1934, as amended, or the Exchange Act, and the Private
Securities Litigation Reform Act of 1995 that are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, our beliefs and assumptions. Words such as "anticipates,"
"expects," "intends," "plans," "believes," "seeks," "estimates" and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in "Risk
Factors" and elsewhere in this prospectus and documents that are incorporated by reference in this prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date on which they were made. We undertake no obligation to update these statements or publicly release the results of any revisions to the forward-looking statements that we may make to reflect events or circumstances after the date of this prospectus or the date of any documents incorporated by reference in this prospectus or to reflect the occurrence of unanticipated events.

                                       15

                                 USE OF PROCEEDS

         The common shares offered hereby are being registered for the account of the selling shareholders identified in this prospectus. See "Selling
Shareholders." All net proceeds from the sale of the common shares will go to the shareholders who offer and sell their shares. We will not receive any part of the proceeds from such sales of common shares. We will, however, receive the exercise price of the options at the time of their exercise. Such proceeds will be used for general corporate purposes and working capital.

                              SELLING SHAREHOLDERS

         This prospectus relates to the reoffer and resale of our common shares issued to the shareholders who are deemed to be affiliates of NuCO2 Inc. upon their exercise of stock options granted under our 2005 Employee Stock Option
Plan, 2005 Non-Employee Directors Stock Option Plan, 2005 Executive Management
Stock Option Plan or certain other grants made to non-employee directors
(collectively, the "Plans").

         The following table sets forth (i) the number of our common shares beneficially owned by each selling shareholder at October 2, 2006, (ii) the number of common shares to be offered for resale by each selling shareholder
(i.e., the total number of common shares underlying options held by each selling shareholder irrespective of whether such options are presently exercisable or exercisable within 60 days of October 2, 2006) and (iii) the number and percentage of common shares to be held by each selling shareholder after completion of the offering, assuming that all shares that may be offered for resale are sold and no other shares beneficially owned by the selling shareholders are also sold.

         Unless otherwise indicated, the address for each of the selling shareholders named below is c/o NuCO2 Inc., 2800 S.E. Market Place, Stuart,
Florida 34997.

                                                                                     Number of Common
                                                                                       Shares to be
                                     Number of Common        Number of Common          Beneficially
                                    Shares Beneficially    Shares to be Offered    Owned/Percentage After
                                           Owned                for Resale         Completion of Offering

Michael E. DeDomenico............        386,154(1)               225,000                329,904(2)/2.1
Robert L. Frome..................        113,919(3)                 5,000                113,919(3)/*
Daniel Raynor....................         61,500(4)                10,000                 59,000(5)/*
J. Robert Vipond.................         17,500(6)                18,000                  8,000(6)/*
Christopher White................         10,300(7)                25,000                       300/*
Steven J. Landwehr...............         10,000(8)                25,000                         0/0

---------------
*Less than 1%
(1)  Includes 323,369 shares issuable upon exercise of stock options.
(2)  Includes 267,119 shares issuable upon exercise of stock options.
(3)  Includes (i) 8,000 shares owned by Frome & Co., a limited partnership of which Mr. Frome is general partner, (ii) 7,000 shares owned by Mr. Frome's daughter with respect to which Mr. Frome disclaims beneficial ownership,
     (iii) 3,550 shares owned by Mr. Frome's spouse with respect to which Mr.
     Frome disclaims beneficial ownership and (iv) 27,667 shares issuable upon exercise of stock options.

                                       16

(4)  Includes 56,500 shares issuable upon exercise of stock options.
(5)  Includes 54,000 shares issuable upon exercise of stock options.
(6)  Represents shares issuable upon the exercise of stock options.
(7)  Includes 10,000 shares issuable upon exercise of stock options.
(8)  Represents shares issuable upon exercise of stock options.

                              PLAN OF DISTRIBUTION

         We are registering the common shares covered by this prospectus for the selling shareholders listed in the table set forth under the caption "Selling
Shareholders." We will bear all expenses in connection with the preparation of this prospectus. The selling shareholders will bear all expenses associated with the sale of the shares of common stock. We will not receive any of the proceeds from the offering or sale of the selling shareholders' shares.

         The selling shareholders may offer their common stock directly or through pledgees, donees, transferees or other successor-in-interest or others who may later hold such selling shareholders' interests in the common shares covered by this prospectus and are entitled to resell the shares using this prospectus in one or more of the following transactions:

         >>  On any stock exchange on which the common shares may be listed at the time of sale;

         >>  In negotiated transactions;

         >>  In the over-the-counter market; and

         >>  In a combination of any of the above transactions.

         The selling shareholders may offer their common shares at any of the following prices:

         >>  Fixed prices that may be changed;

         >>  Market prices prevailing at the time of sale;

         >>  Prices related to such prevailing market prices; and

         >>  At negotiated prices.

         The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. We have advised the selling shareholders that the anti-manipulative rules of Regulation
M under the Exchange Act may apply to sales in the market and have informed them of the possible need for delivery of copies of this prospectus.

         The selling shareholders may effect such transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both
(which compensation as to a particular broker-dealer might be in excess of customary commissions).

                                       17

         Any broker-dealer acquiring common shares from the selling stockholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers.
Any such sales may be at prices then prevailing on Nasdaq or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The selling shareholders and any broker-dealers that act in connection with the sale of the shares of common stock hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the
Securities Act; any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Any such commissions, as well as other expenses incurred by the selling shareholders and applicable transfer taxes, are payable by the selling shareholders.

         The selling shareholders reserve the right to accept, and together with any agent of the selling shareholder, to reject in whole or in part any proposed purchase of the common shares. The selling shareholders will pay any sales commissions or other seller's compensation applicable to such transactions.

         We have not registered or qualified offers and sales of common shares under the laws of any country other than the United States. To comply with certain states' securities laws, if applicable, the selling shareholders will offer and sell their common shares in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the selling shareholders may not offer or sell common shares unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

         There can be no assurance that the selling shareholders will sell any or all of the shares offered by them hereunder or otherwise.

                                  LEGAL MATTERS

         Certain legal matters in connection with the issuance of the common shares offered hereby have been passed upon by Olshan Grundman Frome Rosenzweig
& Wolosky LLP, New York, New York. Certain members of such firm own our common shares. Robert L. Frome, a member of such firm, is one of our directors.

                                     EXPERTS

         The financial statements of NuCO2 Inc. incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended June
30, 2006 have been so incorporated in reliance on the report of Margolin, Winer
& Evens LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement on Form S-8, of which this prospectus is a part, under the Securities Act with respect to the common shares offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement or in the exhibits to the registration statement. You should refer to the registration statement and

                                       18

its exhibits for additional information. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. You should refer to the copies of these documents filed as exhibits to the registration statement or otherwise filed by us with the SEC for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by that reference.

         We are also subject to the informational requirements of the Exchange
Act. In accordance with the Exchange Act, we file periodic reports, proxy and information statements and other information with the SEC. The registration statement on Form S-8, of which this prospectus is a part, including the attached exhibits and schedules thereto, and any other information that we may file with the SEC may be inspected and copied at the public reference room maintained by the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C.
20549. You may call the SEC at 1-800-SEC-0330 to obtain further information on the operation of the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. In addition, copies of the registration statement, including the exhibits and schedules, and the periodic reports, proxy and information statements and other information that we file with the SEC may be obtained from the SEC's Internet site at
http://www.sec.gov.

         We also make available free of charge on the Investor Kit section of our Internet website at http://www.nuco2.com our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information on our website or any other website is not incorporated into this prospectus by reference and does not constitute a part of this prospectus.

                                       19

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by us with the SEC are incorporated by reference in this prospectus:

         (1)  Our Annual Report on Form 10-K for the year ended June 30, 2006;

         (2)  Our Current Report on Form 8-K, filed September 21, 2006;

         (3)  The description of our common shares contained in our
              Registration Statement on Form 8-A dated December 11, 1995 filed pursuant to Section 12(g) of the Securities Exchange Act of 1934,
              as amended (the "Exchange Act"); and

         (4)  The description of our preference share purchase rights related to our common shares contained in our Registration Statement on
              Form 8-A dated March 28, 2003 filed pursuant to Section 12(g) of the Exchange Act.

         All documents subsequently filed with the SEC by us pursuant to
Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

         You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing or telephoning us at the following address:

                                   NuCO2 Inc.
                             2800 S.E. Market Place
                              Stuart, Florida 34997
                              Attn: General Counsel

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

         The validity of the common shares offered hereby have been passed upon for the Company by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New
York. Certain members of such firm own our Common Shares. Robert L. Frome, a member of such firm, is a director of the Company.

ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Except as hereinafter set forth, there is no statute, charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of the Company is insured or indemnified in any manner against liability which he may incur in his capacity as such.

         The Articles of Incorporation and Bylaws of the Company provide that the Company may indemnify to the fullest extent permitted by Florida law any person whom it may indemnify thereunder, including directors, officers, employees and agents of the Company.

         The Company has obtained a directors' and officers' insurance and company reimbursement policy in the amount of $15,000,000. The policy insures directors and officers against unindemnified loss arising from certain wrongful acts in their capacities and would reimburse the Company for such loss for which the Company has lawfully indemnified the directors and officers.

         Section 607.0850 of the Florida Business Corporation Act reads as follows:

         INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES, AND AGENTS.

         (1) A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

         (2) A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

         (3) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

         (4) Any indemnification under subsection (1) or subsection (2), unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsection (1) or subsection (2). Such determination shall be made:

             (a) By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

             (b) If such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

             (c) By independent legal counsel:

                 1. Selected by the board of directors prescribed in paragraph
(a) or the committee prescribed in paragraph (b); or

                 2. If a quorum of the directors cannot be obtained for
paragraph (a) and the committee cannot be designated under paragraph (b), selected by majority vote of the full board of directors (in which directors who are parties may participate); or

             (d) By the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

         (5) Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by paragraph (4)(c)
shall evaluate the reasonableness of expenses and may authorize indemnification.

         (6) Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

         (7) The indemnification and advancement of expenses provided pursuant to this section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

             (a) A violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;

             (b) A transaction from which the director, officer, employee, or agent derived an improper personal benefit;

             (c) In the case of a director, a circumstance under which the liability provisions of s. 607.0834 are applicable; or

             (d) Willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

         (8) Indemnification and advancement of expenses as provided in this section shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.

         (9) Unless the corporation's articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction.
On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that:

             (a) The director, officer, employee, or agent is entitled to mandatory indemnification under subsection (3), in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses;

             (b) The director, officer, employee, or agent is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power pursuant to subsection (7); or

             (c) The director, officer, employee, or agent is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met the standard of conduct set forth in subsection (1) subsection (2), or subsection (7).

         (10) For purposes of this section, the term "corporation" includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, officer, employee, or agent of a constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, is in the same position under this section with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

         (11) For purposes of this section:

             (a) The term "other enterprises" includes employee benefit plans;

             (b) The term "expenses" includes counsel fees, including those for appeal;

             (c) The term "liability" includes obligations to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to any employee benefit plan), and expenses actually and reasonably incurred with respect to a proceeding;

             (d) The term "proceeding" includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal;

             (e) The term "agent" includes a volunteer;

             (f) The term "serving at the request of the corporation" includes any service as a director, officer, employee, or agent of the corporation that imposes duties on such persons, including duties relating to an employee benefit plan and its participants or beneficiaries; and

             (g) The term "not opposed to the best interest of the corporation"
describes the actions of a person who acts in good faith and in a manner he or she reasonably believes to be in the best interests of the participants and beneficiaries of an employee benefit plan.

         (12) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of this section.

         The Registrant has also agreed to indemnify each director and executive officer pursuant to an Indemnification Agreement with each such director and executive officer from and against any and all expenses, losses, claims, damages and liability incurred by such director or executive officer for or as a result of action taken or not taken while such director or executive officer was acting in his capacity as a director, officer, employee or agent of the Registrant, to the fullest extent permitted under Florida law.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         4.1  2005 Executive Management Stock Option Plan of the Company. (1)

         4.2  2005 Non-Employee Directors Stock Option Plan of the Company. (1)

         4.3  2005 Employee Stock Option Plan of the Company. (1)

         4.4  Form of Stock Option Agreement to be used by the Company for each of the 2005 stock option plans.(1)

         4.5  Stock Option Agreement between the Company and J. Robert Vipond dated December 19, 2005.(2)

         4.6  Stock Option Agreement between the Company and J. Robert Vipond dated December 19, 2005.(2)

         4.7  Stock Option Agreement between the Company and Daniel Raynor dated
              December 19, 2005.(2)

         5    Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.

         23.1 Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP
              (included in its opinion filed as Exhibit 5).

         23.2 Consent of Margolin, Winer & Evens, LLP, independent registered public accounting firm.

         24   Powers of Attorney (included on the signature page to this
              Registration Statement).
---------------
(1) Incorporated by reference to the Company's Form 8-K filed December 13,
    2005.

(2) Incorporated by reference to the Company's Form 10-K for the year ended
    June 30, 2006.

ITEM 9.  UNDERTAKINGS.

(a)       The undersigned registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,
                    individually or in the aggregate, represent a fundamental
                    change in the information set forth in the registration
                    statement. Notwithstanding the foregoing, any increase or
                    decrease in volume of securities offered (if the total
                    dollar value of securities offered would not exceed that
                    which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the
                    maximum aggregate offering price set forth in the
                    "Calculation of Registration Fee" table in the effective
                    registration statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the
                    registration statement or any material change to such
                    information in the registration statement.

PROVIDED, HOWEVER, THAT

                    (A) Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)  That, for purpose of determining any liability under the
               Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (5)  That, for the purpose of determining liability under the
               Securities Act of 1933 to any purchaser:

               (i)  If the registrant is relying on Rule 430B:

                    (A) Each prospectus filed by the registrant pursuant to Rule
424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

                    (B) Each prospectus required to be filed pursuant to Rule
424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on
Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or
(x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date. Such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule
430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

               (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration
                    statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a
                    document incorporated or deemed incorporated by reference
                    into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration
                    statement or prospectus that was part of the registration
                    statement, or made in any such document immediately prior to such date of first use.

          (6)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

          The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

               (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed
                    pursuant to Rule 424 (ss.230.424 of this chapter);

               (ii) Any free writing prospectus relating to the offering
                    prepared by or on behalf of the undersigned registrant or
                    used or referred to by the undersigned registrant;

              (iii) The portion of any other free writing prospectus relating to the offering containing material information about the
                    undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

               (iv) Any other communication that is an offer n the offering made by the undersigned registrant to the purchaser.

(b)       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)       Insofar as indemnification for liabilities arising under the
          Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act as is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Stuart, State of Florida on this 3rd day of October,
2006.

                                   NuCO2 Inc.

                                   By: /s/  Michael E. DeDomenico
                                       -----------------------------
                                       Michael E. DeDomenico, Chief
                                         Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael E. DeDomenico and Eric M.
Wechsler and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments
(including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/  Michael E. DeDomenico      Chairman of the Board and        October 3, 2006
--------------------------      Chief Executive Officer
Michael E. DeDomenico           (principal executive officer)

/s/ Robert R. Galvin            Chief Financial Officer and      October 3, 2006
--------------------------      Executive Vice President
Robert R. Galvin                (principal financial officer and
                                principal accounting officer)

/s/ Robert L. Frome             Director                         October 3, 2006
--------------------------
Robert L. Frome

/s/ Daniel Raynor               Director                         October 3, 2006
--------------------------
Daniel Raynor

/s/ J. Robert Vipond            Director                         October 3, 2006
--------------------------
J. Robert Vipond

/s/ Christopher White           Director                         October 3, 2006
--------------------------
Christopher White

/s/ Steven J. Landwehr          Director                         October 3, 2006
--------------------------
Steven J. Landwehr

                                  EXHIBIT INDEX

         4.1  2005 Executive Management Stock Option Plan of the Company. (1)

         4.2  2005 Non-Employee Directors Stock Option Plan of the Company. (1)

         4.3  2005 Employee Stock Option Plan of the Company. (1)

         4.4  Form of Stock Option Agreement to be used by the Company for each of the 2005 stock option plans.(1)

         4.5  Stock Option Agreement between the Company and J. Robert Vipond dated December 19, 2005.(2)

         4.6  Stock Option Agreement between the Company and J. Robert Vipond dated December 19, 2005.(2)

         4.7  Stock Option Agreement between the Company and Daniel Raynor dated
              December 19, 2005.(2)

         5    Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.

         23.1 Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP
              (included in its opinion filed as Exhibit 5).

         23.2 Consent of Margolin, Winer & Evens, LLP, independent registered public accounting firm.

         24   Powers of Attorney (included on the signature page to this
              Registration Statement).
---------------
(1) Incorporated by reference to the Company's Form 8-K filed December 13,
    2005.

(2) Incorporated by reference to the Company's Form 10-K for the year ended
    June 30, 2006.